Exhibit 99.1
4849 Evanswood Drive, Columbus, Ohio 43229
FOR IMMEDIATE RELEASE

Max & Erma’s Restaurants, Inc. NASDAQ: MAXE January 23, 2008	For Further Information Contact: William C. Niegsch, Jr. Exec.Vice President & Chief Financial Officer (614) 431-5800 www.maxandermas.com
MAX & ERMA’S RESTAURANTS, INC. REPORTS
FISCAL 2007 RESULTS
Fourth Quarter and Year-End Highlights:
•	Operations and remodeling program help reduce same-store sales decline during fourth quarter;

•	Two Company-owned restaurants opened with one opening in early 2008;

•	Franchise fees and royalties up 22% from four 2007 franchised openings;

•	Eight franchised openings planned for 2008;

•	Company continues to pursue strategic alternatives;

•	Impairment and other charges totaling $2.6 million impact fourth quarter results.
Financial Summary (Unaudited)
(In thousands, except per share data)

	12 Weeks	12 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	10/28/07	10/29/06	10/28/07	10/29/06
Revenues	$38,997	$39,245	$174,854	$180,290
Operating Income (Loss)	$(2,168)	$68	$(1,133)	$1,069
Loss Before Taxes	$(3,227)	$(735)	$(4,869)	$(2,069)
Income Taxes (Credit)	$(18)	$(437)	$(1,339)	$(1,605)
Net (Loss)	$(3,209)	$(413)	$(3,530)	$(579)
Net (Loss) per Diluted Share	$(1.26)	$(0.16)	$(1.38)	$(0.23)
Diluted Shares Outstanding	2,556	2,552	2,555	2,551

Columbus, Ohio, January 23, 2008 — Max & Erma’s Restaurants, Inc. (Nasdaq/NMS: MAXE) today reported fourth quarter and fiscal 2007 year-end results.
Max & Erma’s reported fiscal 2007 revenues of $174.9 million, down 3.0% from $180.3 million for fiscal 2006. The Company reported a net loss of $3,530,000 or $(1.38) per diluted share for 2007 versus a net loss of $579,000 or $(0.23) per diluted share for 2006. The net loss for 2007 includes impairment and other, primarily non-cash, charges totaling over $2.0 million and a $1.3 non-cash write-down of a deferred tax asset. The net loss for 2006 included an after tax charge of $115,000 or $0.05 per diluted share for the cumulative effect of a change in accounting principle recorded during the fourth quarter of 2006 related to the adoption of FIN 47, “Accounting for Conditional Asset Retirement Obligations.”
For the fourth quarter of 2007, revenues declined less than 1% to $39.0 million from $39.2 million for the fourth quarter of 2006. The Company reported a net loss of $3,209,000 or $(1.26) per diluted share for the fourth quarter of 2007 as compared to a net loss of $413,000 or $(0.16) per diluted share for the fourth quarter of 2006. The net loss for the fourth quarter of 2007 includes $1.3 million in impairment and other charges and the $1.3 million write-down of the deferred tax asset, referred to above. The net loss for the fourth quarter of 2006 included the after tax charge for the adoption of FIN 47, discussed above.
Rob Lindeman, President and Chief Executive Officer of Max & Erma’s, said: “Sales continue to be sluggish but improved during the fourth quarter. Same-store sales declined 3.5% for the year, but the decline was cut in half during the fourth quarter to a decline of 1.8%.” Mr. Lindeman added that: “The Company took steps to continue building our business in the fourth quarter of 2007. To increase the focus on operations, in September the Company hired Michael Nahkunst, an experienced industry operations executive, as Chief Operating Officer. We have since restructured operations to put more responsibility for achieving results at the restaurant unit level, and we believe that we are already seeing positive results from this change. We believe that our increased emphasis on restaurant operations, the impact of our restaurant remodeling program and a shift in our marketing efforts to a more community based marketing combined to reduce same-store sales declines in the fourth quarter.”
As previously reported, the Company has entered into agreements with its lenders, which are designed to allow sufficient time for the Company to re-capitalize or sell itself. Under the agreements, financial covenants have been eased and the Company has agreed to halt new restaurant development and limit capital expenditures. Mr. Lindeman stated that: “Stopping growth for the time being and refocusing on existing operations is being viewed in a positive light for the Company, and we are seeing improved operations and guest experiences. Thus while we continue the process of exploring strategic alternatives for the future, we believe we are continuing to strengthen the appeal of the Company to investors and customers by improving operations.”
“During the rest of fiscal 2008 and into fiscal 2009,” Mr. Lindeman stated, “our growth will shift entirely to the opening of franchised restaurants. Four franchised restaurants opened during 2007 resulting in a 22% increase in franchise fees and royalties to $2.2 million for 2007. Eight franchised openings are planned for 2008. At year-end, three franchised locations were under construction and five were in the planning or permitting stage.”
In discussing results for the year and the fourth quarter, Mr. Lindeman said: “The bright spots were the performance of locations remodeled to the Company’s new prototype look and the opening of two restaurants late in the fourth quarter and one early in the first quarter of 2008. All three new restaurants are off to excellent starts. Remodeled locations reported positive same-store sales of 3% for both the third and fourth quarters of 2007 while remaining Company-owned restaurants were off 3%.”

Mr. Lindeman commented on other steps to improve operating results: “In addition to a shift in marketing focus, the Company expects to reduce corporate overhead by almost $1.5 million in 2008 through the restructuring of its operations department and a reduction in other corporate staff positions. The contribution from the three recently opened Company-owned restaurants and additional franchise fees and royalties will also aid operating results.”
The fourth quarter of 2007 contained several charges and expenses, most of which were non-cash items totaling over $1.3 million. During the fourth quarter, the Company recorded an asset impairment charge (non-cash) of $284,000, wrote-off new site development costs (non-cash) of $310,000, wrote-off costs associated with a financing transaction that was terminated totaling $172,000 and expensed $600,000 of pre-opening expense associated with the three new restaurants that opened around year-end. On a year-to-date basis, these items totaled more than $2.0 million due primarily to an earlier impairment charge. Additionally, during the fourth quarter of 2007, the Company recorded a $1.3 million non-cash charge against a deferred tax asset due to the likelihood that a portion of the asset related to the FICA tax on tips credit may not be fully realized. These credits begin to expire in 2023 and there is no assurance that the Company will be able to fully utilize the credits before they expire. The $1.3 million charge was included in the Company’s income tax expense for the fourth quarter of 2007.
At October 28, 2007, Max & Erma’s owns and operates 79 casual dining full-service restaurants under the Max & Erma’s name in Akron, Columbus, Cleveland, Cincinnati, Toledo, Dayton, and Niles, Ohio; Indianapolis, Indiana; Detroit, Ann Arbor, Grand Rapids, and Lansing, Michigan; Pittsburgh, Erie and Washington, Pennsylvania; Crestview Hills, Lexington, and Louisville, Kentucky; Chicago, Illinois; Charlotte, North Carolina; Atlanta, Georgia and Norfolk and Virginia Beach, Virginia. The Company also franchises 24 restaurants in Chillicothe, Cincinnati, Cleveland, Columbus, Dayton, Findlay, Sandusky and Wilmington, Ohio; St. Louis, Missouri; Philadelphia, Pennsylvania; Richmond, Norfolk and Virginia Beach, Virginia; Huntington, West Virginia; Detroit, Michigan and the State of Indiana. The Company’s common shares are traded on the NASDAQ National Market System under the symbol MAXE.

This release includes “forward-looking” information statements, as defined in the Private Securities Litigation Reform Act of 1995, including the statements relating to future restaurant openings. Actual performance may differ materially from that projected in such statements. Major factors potentially affecting performance include a significant change in the performance of any existing restaurants, the ability to obtain locations for, and complete construction of, additional restaurants at acceptable costs, changes in the cost of food items, the ability to obtain the services of qualified personnel at acceptable wages, and other risks of the restaurant business. The Cautionary statements regularly filed by the Company in its most recent annual report to the Securities and Exchange Commission on Form 10-K and its Quarterly Reports to the SEC on Forms 10-Q are incorporated herein by reference. Investors are specifically referred to such Cautionary statements for a discussion of factors which could affect the Company’s operations and forward-looking statements made in this communication.
- FINANCIAL HIGHLIGHTS FOLLOW -

MAX & ERMA’S RESTAURANTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	October 28, 2007	October 29, 2006
ASSETS
Current Assets:
Cash	$2,465,852	$2,491,877
Inventories	1,320,669	1,260,537
Other Current Assets	4,776,568	3,820,938

Total Current Assets	8,563,089	7,573,352

Property — At Cost	112,989,108	103,704,895
Less Accumulated Depreciation and Amortization	57,971,840	52,896,054

Property — Net	55,017,268	50,808,841

Deferred Income Taxes and Other Assets	14,979,932	13,972,472

Total	$78,560,289	$72,354,665

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current Maturities of Long-Term Obligations	$2,914,530	$2,729,989
Accounts and Construction Payable	9,280,424	4,829,677
Accrued Payroll and Related Taxes	2,966,378	2,770,583
Accrued Liabilities	6,548,035	5,925,532

Total Current Liabilities	21,709,367	16,255,781

Long-Term Obligations — Less Current Maturities	47,164,076	43,065,227

Stockholders’ Equity:
Preferred Stock — $.10 Par Value;
Authorized 500,000 Shares — None Outstanding
Common Stock — $.10 Par Value;
Authorized 5,000,000 Shares,
Issued and Outstanding 2,554,474 Shares at
10/28/07 and 2,551,974 Shares at 10/29/06	255,446	255,196
Additional Paid-In Capital	1,165,389	982,697
Retained Earnings	8,266,011	11,795,764

Total Stockholders’ Equity	9,686,846	13,033,657

Total	$78,560,289	$72,354,665

MAX & ERMA’S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Weeks	Twelve Weeks	Fifty-Two Weeks	Fifty-Two Weeks
	Ended	Ended	Ended	Ended
	October 28, 2007	October 29, 2006	October 28, 2007	October 29, 2006

REVENUES:	$38,997,356	$39,244,936	$174,854,432	$180,289,781

COSTS AND EXPENSES:
Costs of Goods Sold	9,939,154	9,822,886	43,912,169	45,802,663
Payroll and Benefits	12,919,917	12,696,318	56,858,690	57,969,321
Other Operating Expenses	13,440,443	13,162,505	58,647,405	59,922,708
Pre-Opening Expenses	600,788	154,172	653,455	190,460
Impairment of Assets	284,064	—	715,064	845,433
Administrative Expenses	3,981,433	3,341,247	15,201,049	14,490,692

Total Operating Expenses	41,165,799	39,177,128	175,987,832	179,221,277

Operating Income (Loss)	(2,168,443)	67,808	(1,133,400)	1,068,504
Interest Expense	1,058,547	803,184	3,677,599	3,079,391
Other Non-Operating Expenses	—	—	57,754	57,754

INCOME (LOSS) BEFORE	(3,226,990)	(735,376)	(4,868,753)	(2,068,641)
INCOME TAXES

INCOME TAXES (CREDIT)	(18,000)	(437,000)	(1,339,000)	(1,605,000)

NET (LOSS) BEFORE CHANGE	(3,208,990)	(298,376)	(3,529,753)	(463,641)
IN ACCOUNTING PRINCIPLE

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE ($0.05 PER SHARE)		(115,000)		(115,000)

NET LOSS	$(3,208,990)	$(413,376)	$(3,529,753)	$(578,641)

NET LOSS PER SHARE —
Basic and Diluted	$(1.26)	$(0.16)	$(1.38)	$(0.23)

SHARES OUTSTANDING —
Basic and Diluted	2,555,664	2,551,974	2,554,804	2,551,018